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                         THE ROBERT MONDAVI CORPORATION
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                           Robert Mondavi Corporation
                               Employee Voicemail
                                 August 20, 2004


Good Afternoon. This is Greg Evans with a voicemail going to all Robert Mondavi Employees.

This afternoon, Robert Mondavi Corporation issued a press release announcing several pieces of news that outline practices that we will be adopting in an effort to comply with best practices in the area of corporate governance. You have heard senior management talk about corporate governance in recent months, but may be confused about what it means and how it impacts our business. In brief, it is how shareholders elect Directors to our Board and how Directors oversee the Company management. It enables us to make better and faster decisions while increasing shareholder value. We are developing a MENU course that will be available shortly to provide you with detail on Corporate Governance practices at Robert Mondavi Corporation.

In the meantime, I wanted to let you know that you will receive an email that provides context to help you understand what today's announcement means. We have also posted Frequently Asked Questions, both on Connect and on our corporate website, that we hope will provide additional clarity.

Additionally, we announced that we will create two separate lines of business within the corporation, one focused on the Company's "lifestyle" brands, and the other on its "luxury" brands.

So what does this mean?

As you know, the current wine environment is increasingly competitive. We have concluded the most logical and effective way to address the market now is to see that it has divided into two distinct segments with different consumer behavior, marketing and production imperatives, and goals. We are positioning our company to respond to and better serve the changing needs of our market and the demands of our consumers.

Organizationally, we will be creating two businesses within the Company:
"Lifestyle" (our brands that sell for up to $15 a bottle at retail) and "Luxury" (our brands that sell above $15 a bottle). By allocating resources for our lifestyle brands separate from our luxury brands, we will be able to give greater focus to the different characteristics of these two brand segments.

We will share more detail with you more about the reorganization in the coming weeks. As we implement this new structure, we will communicate with you about how the transition affects the business and you personally. In the meantime, it is business as usual, so please continue to fulfill your responsibilities and report as you have been.



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

I am very pleased to announce that Dennis Joyce has been promoted to Chief Operating Officer of the Lifestyle business. Dennis will be working with leaders in various disciplines around the organization to provide you with more direction on how the "Lifestyle" business will operate in the coming weeks. Again, until we transition into the two business units, Dennis will continue to lead both the marketing and sales organizations for the Company.

Additionally, we are currently conducting a search to hire a leader for the "Luxury" business.

We look forward to providing you with more details shortly, and believe that this change will bring recharged focus to our business.

For more detail, please log on-line where you will find more information in a Q and A that has been posted for your review.

Speak with you soon.




Important Information For Investors And Shareholders


     In connection with the proposed recapitalization plan, The Robert Mondavi Corporation will file a combined proxy statement/prospectus and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECAPITALIZATION PLAN AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE
(707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.








     The Company and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company's shareholders in connection with the proposed recapitalization plan is set forth in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2003 filed with the SEC on September 26, 2003 and proxy statement for its 2003 annual meeting of shareholders filed with the SEC on October 28, 2003. Additional information regarding such persons and a description of their direct and indirect interests in the recapitalization plan will be set forth in the proxy statement/prospectus when it is filed with the SEC.



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